Exhibit 99.1

Press Contact:
Barry Holt
203-517-3110
Barry.Holt@isg-one.com

Investor Contact:
David Berger
203-517-3104
David.Berger@isg-one.com

INFORMATION SERVICES GROUP ANNOUNCES

THIRD QUARTER 2012 FINANCIAL RESULTS

Third quarter revenues of $46.5 million, Adjusted EBITDA of $5.3 million and Diluted
Adjusted EPS of $0.05

Recurring revenue streams accelerating; Managed Services signs an additional

$10 million of multiyear contracts in the quarter

Full year guidance of revenues between

$187-$192 million and Adjusted EBITDA between $16-$19 million

STAMFORD, Conn., November 8, 2012 — Information Services Group, Inc. (ISG) (NASDAQ: III), a leading technology insights, market intelligence and advisory services company today announced financial results for the third quarter ended September 30, 2012.

“During the quarter we continued to invest in pursuit of recurring revenue stream businesses, most notably in Managed Services, where we grew revenues 82% in the quarter and signed $10 million in new multiyear contracts,” said Michael Connors, Chairman and Chief Executive Officer, ISG.  “The Americas continued to grow in double digits for the sixth consecutive quarter offset by the increasingly challenging macroeconomic environment in Europe.  Even though our full year results will be lowered by Europe, we are positioning the firm for strength in that region in 2013.  We have invested this year in the pursuit of the UK public sector which, if successful, would have upside for us next year.  We are riding out the European storm and believe our broad geographic reach and the diversity of our service offerings ensure that our strategy will continue to be embraced by the marketplace.”

Third Quarter 2012 Results

ISG reported third quarter revenues of $46.5 million, down 2% versus the prior year in constant currency  (down 5% on a reported basis).  The strengthening dollar negatively impacted revenue by $1.3 million in the quarter compared to the prior year. Revenues were $26.8 million up 12% in the Americas, our sixth straight quarter of double digit growth , offsetting a 15% decline in Europe to $14.2 million and a 17% decline in Asia Pacific to$5.4 million; growth rates are in constant currency.

ISG reported operating income of $2.4 million for the third quarter of 2012.  This compares to operating income of $1.8 million in the third quarter of 2011.  Reported diluted earnings per share (EPS) was $0.01 per share and compares to a loss of $0.07 per share in the prior year.  Adjusted net income (a non-GAAP measure defined as net income plus amortization of intangible assets, non-cash stock compensation and non-cash impairment charges for goodwill and intangible assets on a tax adjusted basis) was $1.8 million, or $0.05 per share on a diluted basis, compared with an adjusted net loss of $0.5 million, or a loss of $0.01 in the prior year’s third quarter.

Third quarter adjusted EBITDA (a non-GAAP measure defined as earnings before interest, taxes, depreciation, foreign currency translation gains/losses, amortization and non-cash stock compensation and impairment charges) of $5.3 million compared with $5.4 million in the third quarter 2011.  Currency negatively affected adjusted EBITDA by $0.1 million versus the prior year period.  The third quarter results include the release of a performance based liability tied to the STA Consulting earn-out that is not projected to materialize totaling $1.9 million.  Adjusted EBITDA for the third quarter of 2011 included $0.6 million in restructuring costs.   Headcount increased by 45 in the quarter to 810, as investments in people were made to support projected growth primarily in Managed Services.

September YTD 2012 Results

ISG reported September YTD 2012 revenues of $143.2 million, an increase of 5% in constant currency (up 2% on a reported basis) or up $3.4 million from $139.8 million in September YTD 2011.  The strengthening dollar negatively impacted revenue by $4.1 million in the first nine months compared to the prior year.  Revenues were $77.9 million in the Americas up 18% and $19.3 million in Asia Pacific up 11% offsetting an 11% decline in Europe to $46.0 million; growth rates are in constant currency.

Operating income for September YTD 2012 was $4.9 million, a $5.8 million increase from September YTD 2011 operating loss of $0.9 million. ISG’s September YTD 2012 adjusted net income totaled $5.2 million an increase of $3.1 million from September YTD 2011 adjusted net income of $2.1 million.   Reported diluted EPS for September YTD 2012 was $0.01, which was up from the loss of $0.11 in September YTD 2011.   Diluted adjusted EPS for September YTD 2012 was $0.14 compared to $0.06 in September YTD 2011.

Adjusted EBITDA for September YTD 2012 of $13.7 million compares to $10.0 million of adjusted EBITDA for September YTD 2011.  Currency negatively affected adjusted EBITDA by $0.7 million versus the prior year period.  September YTD 2012 results include the release of a performance based liability tied to the STA Consulting earn-out that is not projected to materialize totaling $1.9 million.  Adjusted EBITDA September YTD 2011 included $3.1 million in deal-related and restructuring costs.

Full Year Guidance

“In light of the macro environment in Europe, the unexpected loss of revenue during Hurricane Sandy week in the US and unfavorable currency translation we are updating our full year guidance for revenues of $187 - $192 million and adjusted EBITDA between $16 - $19 million,” added Michael Connors.  “We are optimistic about our 2013 prospects given the investments made this year and our ability to continue to advance our long-term strategy.  With the increase in committed Managed Services multi-year contracts, the growth trajectory in the Americas and potential expansion into the UK public sector, we will enter 2013 in a strong position.  Of course we will continue to monitor the macro environment and respond quickly to any challenges we encounter.”

Other Financial and Operating Highlights

ISG cash and cash equivalents totaled $15.0 million at September 30, 2012, a net increase of $0.8 million from June 30, 2012.  The increase in cash balances was principally attributable to cash generated from operations partially offset by the non-operating use of cash, including $1.75 million in debt repayments and $0.3 million acquisition stock buyback.  Total outstanding debt at September 30, 2012 was $64.8 million compared with $66.6 million at June 30, 2012.

Conference Call

ISG has scheduled a Third Quarter Results conference call at 9:00 a.m. Eastern Time, Friday, November 9 2012, to discuss the Company’s financial results.  The call can be accessed by dialing 1-888-556-4997 or for international callers 001-719-457-2627.  The access code is 6419867.

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About Information Services Group, Inc.

Information Services Group (ISG) (NASDAQ: III) is a leading technology insights, market intelligence and advisory services company, serving more than 500 clients around the world to help them achieve operational excellence. ISG supports private and public sector organizations to transform and optimize their operational environments through research, benchmarking, consulting and managed services, with a focus on information technology, business process transformation, program management services and enterprise resource planning. Clients look to ISG for unique insights and innovative solutions for leveraging technology, the deepest data source in the industry, and more than five decades of experience of global leadership in information and advisory services. Based in Stamford, Conn., the company has more than 800 employees and operates in 21 countries. For additional information, visit www.isg-one.com.

Forward-Looking Statements

This communication contains “forward-looking statements” which represent the current expectations and beliefs of management of ISG concerning future events and their potential effects. Statements contained herein including words such as “anticipate,” “believe,” “contemplate,” “plan,” “estimate,” “expect,” “intend,” “will,” “continue,” “should,” “may,” and other similar expressions, are “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. These forward-looking statements are not guarantees of future results and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated. Those risks relate to inherent business, economic and competitive uncertainties and contingencies relating to the businesses of ISG and its subsidiaries including without limitation: (1) failure to secure new engagements or loss of important clients; (2) ability to hire and retain enough qualified employees to support operations; (3) ability to maintain or increase billing and utilization rates; (4) management of growth; (5) success of expansion internationally; (6) competition; (7) ability to move the product mix into higher margin businesses; (8) general political and social conditions such as war, political unrest and terrorism; (9) healthcare and benefit cost management; (10) ability to protect ISG and its subsidiaries’ intellectual property and the intellectual property of others; (11) currency fluctuations and exchange rate adjustments; (12) ability to successfully consummate or integrate strategic acquisitions; (13) financial condition of various clients in the financial, automotive and transportation sectors which account for significant portions of ISG’s revenues and may maintain sizable accounts receivables with ISG; and (14) ability to achieve cost reductions and productivity improvements in any future value creation plans. Certain of these and other applicable risks, cautionary statements and factors that could cause actual results to differ from ISG’s forward-looking statements are included in ISG’s filings with the U.S. Securities and Exchange Commission. ISG undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances.

Non-GAAP Financial Measures

ISG reports all financial information required in accordance with U.S. generally accepted accounting principles (GAAP).  In this release, ISG has presented both GAAP financial results as well as non-GAAP information for the three and nine months ended September 30, 2012 and September 30, 2011.  ISG believes that evaluating its ongoing operating results will be enhanced if it discloses certain non-GAAP information.  These non-GAAP financial measures exclude non-cash and certain other special charges that many investors believe may obscure the user’s overall understanding of ISG’s current financial performance and the Company’s prospects for the future.  ISG believes that these non-GAAP measures provide useful information to investors because they improve the comparability of the financial results between periods and provide for greater transparency of key measures used to evaluate the Company’s performance.

ISG provides adjusted EBITDA (defined as net income plus income taxes, net interest income/(expense), depreciation, foreign currency transaction gains/losses, amortization of intangible assets resulting from acquisitions and non-cash stock compensation and impairment charges for goodwill and intangible assets) and adjusted net income (defined as net income plus amortization of intangible assets, non-cash stock compensation and non-cash impairment charges for goodwill and intangible assets on a tax adjusted basis) and selected financial data on a constant currency basis (using foreign currency exchange rates as of July 31, 2011, which are non-GAAP measures that the Company believes provide useful information to both management and investors by excluding certain expenses and financial implications of foreign currency translations, which management believes are not indicative of ISG’s core operations.  These non-GAAP measures are used by ISG to evaluate the Company’s business strategies and management’s performance.

Non-GAAP financial measures, when presented, are reconciled to the most closely applicable GAAP measure.  Non-GAAP measures are provided as additional information and should not be considered in isolation or as a substitute for results prepared in accordance with GAAP.

Information Services Group, Inc.

Condensed Consolidated Statements of Operations

(unaudited)

(in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011

Revenues	$46,469	$48,901	$143,225	$139,812
Operating expenses
Direct costs and expenses for advisors	27,876	28,005	84,672	79,953
Selling, general and administrative	13,957	16,237	47,052	52,304
Depreciation and amortization	2,224	2,882	6,637	8,452
Operating income (loss)	2,412	1,777	4,864	(897)
Interest income	11	23	37	58
Interest expense	(790)	(812)	(2,501)	(2,487)
Foreign currency transaction (loss) gain	(76)	(191)	(69)	9

Income (loss) before taxes	1,557	797	2,331	(3,317)
Income tax provision	1,347	3,390	1,877	634
Net income (loss)	$210	$(2,593)	$454	$(3,951)

Weighted average shares outstanding:
Basic	36,159	36,337	36,210	36,272
Diluted	38,082	36,337	37,464	36,272

Earnings (loss) per share:
Basic	$0.01	$(0.07)	$0.01	$(0.11)
Diluted	$0.01	$(0.07)	$0.01	$(0.11)

Information Services Group, Inc.

Reconciliation from GAAP to Non-GAAP

(unaudited)

(in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011

Net income (loss)	$210	$(2,593)	$454	$(3,951)
Plus:
Interest expense (net of interest income)	779	789	2,464	2,429
Income taxes	1,347	3,390	1,877	634
Depreciation and amortization	2,224	2,882	6,637	8,452
Foreign currency transaction	76	191	69	(9)
Non-cash stock compensation	667	769	2,191	2,396
Adjusted EBITDA (1) (2)	$5,303	$5,428	$13,692	$9,951

Net income (loss)	$210	$(2,593)	$454	$(3,951)
Plus:
Non-cash stock compensation	667	769	2,191	2,396
Intangible amortization	1,788	2,497	5,363	7,338
Foreign currency transaction	76	191	69	(9)
Tax effect (3)	(962)	(1,314)	(2,897)	(3,696)
Adjusted net income (loss)	$1,779	$(450)	$5,180	$2,078

Weighted average shares outstanding:
Basic	36,159	36,337	36,210	36,272
Diluted	38,082	36,337	37,464	36,272

Adjusted earnings (loss) per share:
Basic	$0.05	$(0.01)	$0.14	$0.06
Diluted (4) (5)	$0.05	$(0.01)	$0.14	$0.06

(1)	Adjusted EBITDA excluding $0.6 million of restructuring for the third quarter of 2011 totaled $6.1 million.

(2)	Adjusted EBITDA excluding $1.0 million of deal costs and $2.1 million of restructuring for the first nine months of 2011 totaled $13.1 million.

(3)	Marginal tax rate of 38.0% applied.

(4)	Adjusted earnings per share excluding $0.6 million of restructuring for the third quarter of 2011 totaled $(0.00).

(5)	Adjusted earnigs per share excluding $1.0 million of deal costs and $2.1 million of restructuring for the first nine months of 2011 totaled $0.11.

Information Services Group, Inc.

Selected Financial Data

Constant Currency Comparison

			Three Months Ended			Three Months Ended
	Three Months Ended	Constant currency	September 30, 2012	Three Months Ended	Constant currency	September 30, 2011
	September 30, 2012	impact (1)	Adjusted	September 30, 2011	impact (1)	Adjusted
Revenue	$46,469	$2,026	$48,495	$48,901	$700	$49,601
Operating income	$2,412	$(173)	$2,239	$1,777	$(259)	$1,518
Adjusted EBITDA	$5,303	$(167)	$5,136	$5,428	$(256)	$5,172
Adjusted EBITDA (2)	$5,303	$(167)	$5,136	$6,058	$(256)	$5,802

			Nine Months Ended			Nine Months Ended
	Nine Months Ended	Constant currency	September 30, 2012	Nine Months Ended	Constant currency	September 30, 2011
	September 30, 2012	impact (1)	Adjusted	September 30, 2011	impact (1)	Adjusted
Revenue	$143,225	$6,014	$149,239	$139,812	$1,948	$141,760
Operating (loss) income	$4,864	$672	$5,536	$(897)	$4	$(893)
Adjusted EBITDA	$13,692	$689	$14,381	$9,951	$10	$9,961
Adjusted EBITDA (3)	$13,692	$689	$14,381	$13,068	$10	$13,078

(1) Foreign currency rates as of July 31, 2011 used for constant currency translation.

(2) Excluding $0.6 million of restructuring for the third quarter of 2011.

(3) Excluding $1.0 million of deal costs and $2.1 million of restructuring for the first nine months of 2011.